IMMEDIATE RELEASE

Media Advisory

August 18, 2003

FPU’s Electric Rates To Remain Among State’s Lowest

The two electric divisions of Florida Public Utilities (FPU), an investor-owned utility operating in five Florida locations, are seeking an electric rate increase to be approved by the Florida Public Service Commission.

Despite the requested rate increase FPU’s electric divisions, the Northeast Division serving Nassau County and based in Fernandina Beach and the Northwest Division serving Jackson, Calhoun and Liberty counties and based in Marianna, will continue to have among the state’s lowest electric rates.

Since 1994 electric rates in the electric divisions have actually decreased, but recently, because of factors beyond FPU’s control, costs have risen steadily. Among the factors driving costs upward are the increasing costs of complying with state and federal mandates, rising insurance prices and a slowing economy.

On average, the requested rate increase would mean a residential customer in FPU’s Northwest and Northeast Divisions using 1,000 kilowatt hours of electricity monthly would see less than an 18 percent increase and a change in their bill from $59.68 and $56.86, respectively, to $66.74.

Commercial customers would see increases from 5.7 percent to 14.2 percent depending on the amount of electricity utilized.

Also affected will be service charges and outdoor lighting costs. The costs for services ranging from opening new accounts to temporarily disconnecting or restoring service will increase. At the same time, costs to consumers in both divisions will be standardized and result in better efficiency and cost savings in the future.

FPU is requesting that the rate increase, currently before the Florida Public Service Commission, become effective in the second quarter of 2004.